Exhibit 99.1

Kohlberg Capital Corporation Declares 2009 Fourth Quarter Dividend of $0.20 per Share

NEW YORK, December 15, 2009 (PRIME NEWSWIRE) -- Kohlberg Capital Corporation (NASDAQ: KCAP) (“Kohlberg Capital”) today announced that its Board of Directors has declared a cash dividend of $0.20 per share on shares of its common stock for the quarter ended December 31, 2009.  The dividend is payable on January 25, 2010 to shareholders of record as of December 28, 2009.

The cash dividend is comprised of Kohlberg Capital’s estimate of net investment income for the quarter ended December 31, 2009 as well as a portion of its estimated undistributed taxable income for the year. Kohlberg Capital estimates that approximately $0.05 to $0.07 per share of additional distributable taxable income for 2009 will be distributed in 2010.

We have adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends.  Please contact your broker or other financial intermediary for more information regarding the DRIP.

About Kohlberg Capital Corporation (KCAP):

Kohlberg Capital Corporation is a publicly traded, internally managed business development company.  Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO Funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation’s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on Kohlberg Capital’s website at www.kohlbergcapital.com.

Contact:
          Kohlberg Capital Corporation
          Denise Rodriguez, Investor Relations
          (212) 455-8300
          info@kohlbergcapital.com